Exhibit 99.1

News Release
For Immediate Release
ALASKA PACIFIC BANCSHARES, INC. REPORTS
SECOND QUARTER RESULTS OF OPERATIONS FOR 2012

JUNEAU, Alaska, August 13, 2012 -- Alaska Pacific Bancshares, Inc. (OTCBB: AKPB) (“Company”), the parent company of Alaska Pacific Bank (“Bank”), today reported net (loss) income available to common shareholders for the second quarter ended June 30, 2012 of $(220,000) or $(0.34) per diluted common share, respectively as compared to $120,000 or $0.16 per diluted common share, respectively for the same period in 2011.

Net (loss) available to common shareholders for the first half of 2012, was $(123,000), or $(0.19) per diluted common share, compared to a net income of $187,000, or $0.26 per diluted common share for 2011.

“The second quarter loss is disappointing, but reflects the Bank’s prompt response to address the few remaining problems in the loan portfolio and real estate owned.  We’re please with the turnaround of the Bank’s mortgage department, and have seen solid business loan and deposit activity for the first half of the year, which reflects the overall sound economic condition in Southeast Alaska,” stated Craig Dahl, President and CEO of the Company and the Bank.  “We continue to focus on the Bank’s core business of originating loans and providing retail services to this market and are committed to meeting the construction and housing demand that current exists around the region.”

The provision for loan losses was $90,000 for the quarter ended June 30, 2012 compared to $193,000 for the quarter in 2011.  The allowance for loan losses at June 30, 2012 was $1.8 million, representing 1.22% of total loans outstanding.  Total non-accrual loans were $5.8 million at June 30, 2012 compared with $2.6 million at March 31, 2012 and $635,000 at June 30, 2011. The increase is due primarily to two commercial nonresidential loans totaling $2.5 million to the same borrower that were troubled debt restructurings deemed to be impaired and were placed on nonaccrual status due to a decline in the borrowers’ net worth and global cash flow.  In addition, the Bank’s real estate owned and repossessed assets were $258,000 at June 30, 2012 compared with $754,000 at March 31, 2012 and $1.1 million at June 30, 2011.  There was $165,000 in net loan charge offs for the quarter ended June 30, 2012 compared with $36,000 and $84,000 net loan charge offs for the quarter ended March 31, 2012 and June 30, 2011, respectively.

Net interest income was $1.9 million and $2.0 million for the quarter ended June 30, 2012 and 2011, respectively.  Net interest margin on average interest-earning assets for the second quarter of 2012 was 4.82% compared with 5.10% for the second quarter of 2011.

Loans (excluding loans held for sale and before the allowance for loan losses) were $151.7 million at June 30, 2012, an increase of $2.3 million, or 1.2% from $149.4 million at March 31,

2012, and an increase of $4.0 million, or 2.7% from $147.7 million at June 30, 2011.  Deposits at June 30, 2012 were $151.7 million, an $11.1 million, or 7.9% increase from $140.6 million at March 31, 2012, and a $4.7 million, or 3.1% increase from $147.0 million at June 30, 2011.

Gain on sale of loans increased $8,000 to $87,000 for the second quarter of 2012 from $79,000 for the second quarter of 2011 as a result of an increase in mortgage loans originated and sold.  Excluding mortgage banking income, noninterest income decreased $7,000, or 2.2%, to $307,000 for the second quarter of 2012 compared with $314,000 for the second quarter 2011.

Noninterest expense for the second quarter of 2012 increased $485,000, or 24.5%, to $2.5 million from $2.0 million for the quarter ended March 31, 2012 and increased $471,000, or 23.6%, from the quarter ended June 30, 2011.  The net increase in expense in the second quarter of 2012 compared to the first quarter of 2012 is attributable to higher compensation and benefit expense, professional and consulting expense; real estate owned and repossessed assets expense, net and FDIC premium expense.  The increase in real estate owned and repossessed assets expense is associated with an additional impairment and loss on sale of real estate owned of $171,000 during the quarter ended June 30, 2012.  FDIC premium expense increased $100,000 during the quarter ended June 30, 2012 compared to the quarter ended March 31, 2012 due to a retroactive premium adjustment.

Forward-Looking Statements

Certain matters in this news release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other things, expectations of the business environment in which we operate, projections of future performance, perceived opportunities in the market, potential future credit experience, and statements regarding our mission and vision. These forward-looking statements are based upon current management expectations, and may, therefore, involve risks and uncertainties. Our actual results, performance, or achievements may differ materially from those suggested, expressed, or implied by forward-looking statements as a result of a wide variety or range of factors including, but not limited to: the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs that may be impacted by deterioration in the housing and commercial real estate markets and may lead to increased losses and non-performing assets in our loan portfolio, result in our allowance for loan losses not being adequate to cover actual losses, and require us to materially increase our reserves; changes in general economic conditions, either nationally or in our market areas; changes in the levels of general interest rates, and the relative differences between short and long term interest rates, deposit interest rates, our net interest margin and funding sources; deposit flows; fluctuations in the demand for loans, the number of unsold homes and other properties and fluctuations in real estate values in our market areas; adverse changes in the securities markets; results of examinations by our banking regulators including the possibility that any such regulatory authority may, among other things, require us to increase our reserve for loan losses,  write-down assets, change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits, which could adversely affect our liquidity and earnings; the possibility that we will be unable to comply with the conditions imposed upon us in the Cease and Desist Orders entered into with the Office of Thrift Supervision that are now enforced by its successors the Office of the Comptroller of the Currency for the Bank and the Federal Reserve for the

Company; computer systems on which we depend could fail or experience a security breach, or the implementation of new technologies may not be successful; our ability to retain key members of our senior management team; legislative or regulatory changes such as the Dodd-Frank Wall Street Reform and Consumer Protection Act that adversely affect our business including changes in regulatory policies and principles, and the interpretation of regulatory capital or other rules; the time it may take to lease excess space in Company-owned buildings; future legislative changes in the United States Department of Treasury Troubled Asset Relief Program Capital Purchase Program; and other risks detailed in our reports filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2011.  Accordingly, these factors should be considered in evaluating forward-looking statements, and undue reliance should not be placed on such statements.  We undertake no responsibility to update or revise any forward-looking statements.

Contact:	Julie M. Pierce		Craig E. Dahl
	Senior Vice President and CFO	or	President and CEO
	907-790-5135		907-790-5101

Alaska Pacific Bancshares, Inc.
Financial Highlights (Unaudited)
Second Quarter 2012
(dollars in thousands, except per-share amounts)

	Three Months Ended
	June 30, 2012	March 31, 2012	June 30, 2011
Condensed Statement of Income (Loss):
Interest income	$2,076	$2,090	$2,156
Interest expense	146	147	166
Net interest income	1,930	1,943	1,990
Provision for loan losses	90	90	193
Gain on sale of loans	87	110	79
Other noninterest income	307	303	314
Noninterest expense	2,464	1,979	1,993
Net income (loss) before income tax benefit	(230)	287	197
Provision (benefit) for income tax	(89)	113	-
Net income (loss)	(141)	174	197
Preferred stock dividend and discount accretion
Preferred stock dividend	60	60	59
Preferred stock discount accretion	19	17	18
Net income (loss) available to common shareholders	$(220)	$97	$120

Income (loss) per common share:
Basic	$(0.34)	$0.15	$0.18
Diluted	$(0.34)	$0.13	$0.16

Performance Ratios:
Return on average equity	(2.74)%	3.38%	3.95%
Return on average assets	(0.33)	0.45	0.51
Yield on average interest-earning assets	5.18	5.31	5.53
Cost of average interest-bearing liabilities	0.50	0.51	0.57
Interest rate spread	4.68	4.80	4.96
Net interest margin on:
Average interest-earning assets	4.82	4.93	5.10
Average total assets	4.56	4.98	5.15
Efficiency ratio (a)	110.15	88.11	86.50

Average balances:
Loans	$151,946	$149,000	$146,511
Interest-earning assets	160,326	157,553	155,962
Assets	169,390	156,099	154,528
Interest-bearing deposits	114,485	112,809	113,742
Total deposits	143,694	141,673	141,996
Interest-bearing liabilities	117,770	116,060	116,784
Shareholders' equity	20,574	20,604	19,930

Weighted average common shares outstanding:
Basic	654,486	654,486	654,486
Diluted	738,471	720,915	737,901

	June 30, 2012	March 31, 2012	June 30, 2011
Balance sheet data:
Total assets	$177,417	$166,881	$172,598
Loans, before allowance	151,743	149,441	147,743
Loans held for sale	985	162	454
Investment securities available for sale	5,709	5,836	4,911
Total deposits	151,651	140,599	147,047
Federal Home Loan Bank advances	3,000	3,500	3,000
Shareholders' equity	20,483	20,666	20,018

Shares outstanding (b)	654,486	654,486	654,486

Book value per share	$23.99	$24.27	$23.28

Asset quality:
Allowance for loan losses	$1,844	$1,919	$1,979
Allowance as a percent of loans	1.22%	1.28%	1.34%
Nonaccrual loans	$5,753	$2,607	$635
Total nonperforming assets	6,011	3,361	1,756
Impaired loans	11,216	11,938	13,336
Estimated specific reserves for impairment	473	473	572
Net charge offs for quarter	165	36	84
Net charge offs (recoveries) YTD	399	36	(143)
Real estate owned and repossessed assets	258	754	1,121

(a)	Noninterest expense, divided by the sum of net interest income and noninterest income, excluding gains on sale of loans or securities.

(b)	Excludes treasury stock.